SCHEDULE 14A
                                 (Rule 14a-101)
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:
|_|   Preliminary Proxy Statement
|_| Confidential, for use by the Commission only (as permitted by Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
|X|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to Rule 14a-12

                               MaxWorldwide, Inc.
 ------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 ------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
      1)    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------
      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      5)    Total fee paid:

            --------------------------------------------------------------------
|_|   Fee paid previously with preliminary materials.
|_|   Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      1)    Amount previously paid:

            --------------------------------------------------------------------
      2)    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------
      3)    Filing Party:

            --------------------------------------------------------------------
      4)    Date Filed:

            --------------------------------------------------------------------

                               MAXWORLDWIDE, INC.
                        50 West 23rd Street, Fourth Floor
                            New York, New York 10010
                                 (212) 302-2424


                        --------------------------------

                           PROXY STATEMENT SUPPLEMENT

                        --------------------------------



      This Proxy Statement Supplement is being furnished to stockholders of MaxWorldwide, Inc. in connection with the solicitation of proxies by the Board of Directors of MaxWorldwide from stockholders of record of MaxWorldwide for use at our 2003 Annual Meeting of Stockholders to be held at the Chicago offices of MaxWorldwide, located at 221 North LaSalle Street, Suite 650, Chicago, Illinois 60601 on July 22, 2003 at 11:00 AM local time, or any adjournment or postponement thereof. This Proxy Statement Supplement amends and supplements the Proxy Statement of MaxWorldwide dated June 30, 2003, and mailed to our stockholders on approximately June 30, 2003.


                               RECENT DEVELOPMENTS

      On July 9, 2003, our legal counsel sent a letter to DoubleClick Inc. ("DoubleClick") notifying DoubleClick that we intend to pursue legal claims against DoubleClick arising out of the sale of DoubleClick's online media business to us on July 10, 2002. These claims are for indemnification for alleged violations by DoubleClick of the Agreement and Plan of Merger by and among us, DoubleClick, L90, Inc., DoubleClick Media Inc., Picasso Media Acquisition, Inc. and Lion Merger Sub, Inc., dated June 29, 2002 (the "Merger Agreement"). In the letter, we also reserve the right to pursue legal claims outside of the Merger Agreement, which relate to the sale of DoubleClick's online media business. These claims include, but are not limited to, claims for fraudulent inducement, breach of covenants in the Merger Agreement, tortious interference with contractual relations and tortious interference with prospective economic advantage. The claims against DoubleClick for indemnification under the Merger Agreement are for not less than $6.5 million, and the legal claims outside of the Merger Agreement are for an unspecified amount.

      On that same date, we received a letter from legal counsel for DoubleClick advising us that DoubleClick intends to pursue certain legal claims against us arising out of the sale of DoubleClick's online media business to us on July 10, 2002. These claims are for indemnification for alleged violations by us of the Merger Agreement. In addition, the letter notifies us that DoubleClick intends to pursue additional claims outside of the Merger Agreement for fraud in the inducement and securities fraud, relating to the sale of the online media business. DoubleClick is seeking damages of not less than $10 million. We believe these claims are without merit and we intend to vigorously defend all of these claims if and when they are brought.

      As described in the Proxy Statement, one of the purposes of the Annual Meeting of Stockholders is to approve and adopt a plan of liquidation and dissolution pursuant to which we would liquidate and dissolve MaxWorldwide and its subsidiaries, as more particularly described in Proposal No. 2 in the Proxy Statement. This plan is conditioned upon the consummation of the MaxOnline Sale contemplated by the Agreement and Plan of Merger that is the subject of Proposal No. 1 in the Proxy Statement. We currently still intend to make the partial distribution of $12,250,000 in cash, subject to adjustment, described in Proposal No. 2 in the Proxy Statement as soon as practicable following the closing of the MaxOnline Sale; however, this initial distribution as well as the amount and timing of any further distributions may be affected by the potential claims from DoubleClick described above. We are not permitted by Delaware law to make any payments in excess of our expenses and liabilities. The potential claims from DoubleClick may increase the amount of contingent liabilities against which we may have to create a cash reserve. The amount of available cash to be distributed to our stockholders in the future will be reduced by any cash reserve that is created.

      The Company's Proxy Statement is amended and supplemented as set forth herein.

                                          By Order of the Board of Directors


                                          /s/ Peter M. Huie
                                          Peter M. Huie
                                          Secretary